Exhibit 99.1

Press Release	Source: BMP Sunstone Corporation
BMP Sunstone Announces Pro Forma Financial Results for the Full Year 2007
Monday April 14, 4:01 pm ET
Adjusted EBITDA Increases 38% Year Over Year to $7.7 Million in 2007
Pro Forma Results Assume 100% Ownership Of Sunstone Prior to 2008
PLYMOUTH MEETING, Pa.—(BUSINESS WIRE)—BMP Sunstone Corporation (NASDAQ:BJGP - News) (“BMP Sunstone” or the “Company”), one of China’s leading marketing and distribution pharmaceutical companies, today announced that the Company has filed a Form 8-K/A disclosing unaudited pro forma financial information for the year ended December 31, 2007. Unaudited pro forma results reflect the combined financial results of BMP Sunstone and Hong Kong Fly International Health Care, including its wholly-owned subsidiary, Sunstone Pharmaceutical Co., Ltd., (“Sunstone”), for the fiscal year 2007. Pro forma fiscal year 2006 financial results were made public in a Form 8-K/A on January 16, 2008.
While pro forma revenue increased 21.3% year over year to $73.0 million in 2007, gross profit increased 28.3% year over year to $33.1 million in 2007, and adjusted EBITDA increased 38% year over year to $7.7 million in 2007, BMP Sunstone’s financial results reflect significant acquisition-related costs, non-cash charges as well as costs that the Company considers either one-time in nature or non-operating. These costs include the following:
•	$1.1 million inventory adjustment to reflect beginning inventory at fair value, in pro forma cost of sales;

•	$0.4 million pro forma adjustment to reflect incremental amortization and depreciation, in pro forma cost of sales;

•	$1.9 million pro forma adjustment to reflect incremental amortization and depreciation, in sales and marketing expense; and

•	$3.3 million stock compensation expense, in Sunstone’s general and administrative expense.
Additionally, the Company notes that BMP Sunstone’s reported 2007 financial results included approximately $2.0 million of costs related to licensing Enablex from Novartis.
Pro Forma 2007 Financial Results
On a pro forma basis, revenue increased 21.3% in 2007 to $73.0 million from $60.1 million in the prior year, while gross profit increased 28.3% to $33.1 million from $25.8 million the year before. Gross margin increased 246 basis points to 45.4% from 42.9% in 2006, reflecting a revenue-mix shift toward higher-margin sales and marketing services at BMP China. Gross margin performance was offset by a $1.1 million adjustment to reflect beginning Sunstone’s inventory at fair value, as well as approximately $0.4 million related to Sunstone’s incremental amortization and depreciation. Excluding these acquisition-related adjustments, gross profit would have been $34.6 million and gross margin would have been 47.4%.

BMP Sunstone’s pro forma operating loss was $2.1 million compared to $0.4 million in the full year 2006. Operating performance was offset by approximately $1.9 million of acquisition-related adjustments, specifically fair value adjustments to amortization and depreciation, in addition to the $3.3 million non-cash share-based compensation expense granted to Mr. Han, the Chairman and General Manager of Sunstone, for services he previously rendered as Chairman and General Manager. Excluding these costs and the $1.5 million acquisition-related adjustments in cost of sales, as explained above, BMP Sunstone’s operating income would have been approximately $4.6 million.
David Gao, Chief Executive Officer of BMP Sunstone, stated, “Today’s pro forma results reflect a significant number of acquisition-related costs, but we believe that long-term, we have opportunities to optimize the cost structure and drive revenue growth. We view 2008 as a year of transition in this regard, even though we did see some early progress as our gross margins improved substantially. With the acquisition of Sunstone, we believe we are a stronger, more robust service provider than ever before, and this matters most as we approach global pharmaceutical companies to bring their products into China.”
Adjusted EBITDA in 2007 increased 38% to $7.7 million from $5.6 million in 2006. Due to BMP Sunstone’s recent acquisition and debt financing, the Company incurs significant non-cash charges for depreciation, amortization and stock compensation expense that may not reflect the Company’s operating performance and ability to generate cash flow from operations. Management believes that adjusted EBITDA is a worthwhile indicator of the Company’s financial performance. Adjusted EBITDA is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission (SEC) regulations. As such, BMP Sunstone has provided a reconciliation of Adjusted EBITDA to net income in a table in this press release.
Balance Sheet
On a pro forma basis, the Company’s cash and cash equivalents were approximately $29.8 million as of December 31, 2007. BMP Sunstone had short term borrowings of $7.8 million as well as $3.7 million of current liabilities due to related parties as of December 31, 2007.
Additionally, please note that the pro forma balance sheet reflects $25.3 million of Sunstone’s accounts receivable, of which $15.3 million are bills receivable. To reduce the Company’s credit risk, the Company requires certain customers to pay for the sale of the Company’s products by bills receivable. Bills receivable represents short-term notes receivable issued by a financial institution that entitles the Company to receive the full face amount from the financial institution at maturity, which generally ranges from 3 to 6 months from the date of issuance. Historically, the Company has experienced no losses on bills receivable.
Gao concluded, “We expect to report record revenue and gross margin performance in the first quarter of 2008.”
Please refer to the Company’s Form 8-K/A, filed April 14, 2008, for additional unaudited pro forma financial results.
About BMP Sunstone Corporation
BMP Sunstone Corporation, through its subsidiaries, is a pharmaceutical marketing and distribution company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China and is pursuing partnerships with other companies seeking to enter the Chinese pharmaceutical market. It is the only U.S. public company to offer industry partners a comprehensive suite of market-entry services in China that includes pre-market entry analysis, clinical trial management, product registration, market research, as well as pharmaceutical marketing and distribution. The company provides distribution services for a wide range of products, including Western medicines, traditional Chinese medicines, bio-chemical medicines, medical applications, branded generic pharmaceuticals, over-the-counter healthcare products, and home healthcare supplies and equipments. BMP Sunstone’s proprietary portfolio, primarily focusing on women’s health and pediatrics. The Company is headquartered in Plymouth Meeting, Pennsylvania.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the ability to optimize the cost structure and drive revenue growth in the combined operations of BMP Sunstone and Sunstone; the strength of the Company following the acquisition of Sunstone and the significance of this strength to approach global pharmaceutical companies to bring their products to market in China; the expectation of reporting record revenue and gross margin performance in the first quarter of 2008; and statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, the ability of the Company to integrate Sunstone into BMP Sunstone and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
BMP SUNSTONE CORPORATION AND HONG KONG FLY INTERNATIONAL HEALTH CARE LIMITED
AS OF DECEMBER 31, 2007

Pro Forma
Assets
Current Assets:
Cash and Cash Equivalents	$29,772,818
Restricted Cash	1,297,000
Accounts Receivable, net of Allowance for Doubtful Accounts	20,719,171
Accounts Receivable from Related Parties	1,053,460
Bills Receivables	15,300,000
Inventories	6,602,667
Note Receivable from Rongheng	659,000
Other Receivables	720,222
VAT Recoverable	827,761
Prepaid Expenses and Other Current Assets	4,030,381

Total Current Assets	80,982,480
Restricted Cash	136,722
Property and Equipment, net	19,826,812
Land use rights	1,976,019
Investments, at Cost	136,874
Due from Related Parties	549,646
Deferred Income Taxes	133,994
Goodwill	64,857,755
Other Assets	3,052,957
Intangible Assets, net of Accumulated Depreciation	42,993,667

Total Assets	$214,646,926

Liabilities and Stockholders’ Equity
Current Liabilities:
Short-Term Borrowings	$7,779,855
Notes Payable	116,674
Related Party Notes Payable	3,654,569
Accounts Payable	10,519,574
Income Taxes Payable	3,262,112
Deferred Revenues	151,267
Accrued Expenses	17,678,680

Total Current Liabilities	43,162,731
Deferred Taxes	12,230,458
Notes Payable, Long Term	21,644,476

Total Liabilities	77,037,665

Stockholders’ Equity:
Common Stock	39,241
Additional Paid-in Capital	154,733,591
Common Stock Warrants	9,746,786
Accumulated Deficit	(27,335,739)
Accumulated Other Comprehensive Income	425,382

Total Stockholders’ Equity	137,609,261

Total Liabilities and Stockholders’ Equity	$214,646,926

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
BMP SUNSTONE CORPORATION AND HONG KONG FLY INTERNATIONAL HEALTH CARE LIMITED
FOR THE YEARS ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006

	Pro Forma
	2007	2006
Net Revenues:
Third Parties	66,548,386	54,325,177
Related Parties	6,408,633	5,807,989

Total Revenues	72,957,019	60,133,166
Cost of Sales	39,854,638	34,325,781

Gross Margin	33,102,381	25,807,385

Gross Margin %	45.4%	42.9%
Operating Expenses:
Sales and Marketing Expenses	17,315,880	16,548,642
General Administration Expenses	17,311,282	8,693,867
Research and Development	606,959	998,355

Total Operating Expenses	35,234,121	26,240,864

Income (Loss) From Operations	(2,131,740)	(433,479)
Other Income (Expense):
Interest Income	648,045	185,676
Interest Expense	(1,541,173)	(599,633)
Other Income	(348,202)	113,474

Total Other Income (Expense)	(1,241,330)	(300,483)

Income (Loss) Before Provision For Income Taxes	(3,373,070)	(733,962)
Provision For Income Taxes	(3,159,288)	(1,825,295)

Net Income (Loss)	(6,532,357)	(2,559,257)

Basic and Diluted Loss Per Share	$(0.17)	(0.07)
Basic and Diluted Weighted-average Shares Outstanding	38,373,902	34,395,493

BMP Sunstone Corporation
Adjusted EBITDA

	2007	2006
Adjusted EBITDA	$7,674,810	$5,566,543
Adjustment:
FAS123R and Stock Based Compensation	4,999,045	1,171,328

EBITDA	2,675,765	4,395,215

EBITDA Reconcilation to GAAP Net Loss:
Interest Income	(648,045)	(185,676)
Interest Expense	1,029,928	599,633
Income Taxes	3,159,288	1,825,295
Depreciation	1,332,718	1,032,213
Amortization of intangibles and fair value of inventory increase	3,683,005	3,683,007
Amortization of debt discount and debt issuance costs	651,229	—

Net Loss	$(6,532,358)	$(2,559,257)
Contact:
BMP Sunstone Corporation
Fred M. Powell, 610-940-1675
Chief Financial Officer
or
Integrated Corporate Relations, Inc.
In the U.S.:
Ashley Ammon MacFarlane and Christine Duan
203-682-8200 (Investor Relations)